Exhibit 10.1

TORCHMARK CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE 1

INTRODUCTION

1.1 Adoption of Plan. The Torchmark Corporation Supplemental Executive Retirement Plan (the “Plan”) is hereby adopted effective as of January 1, 2007 (the “Effective Date”), by action of the Board of Directors of Torchmark Corporation. The Plan has been adopted to provide retirement and pre-retirement death benefits for eligible employees and their beneficiaries.

ARTICLE 2

DEFINITIONS

Unless otherwise required by the context, the following terms and phrases as used in the Plan shall have the meanings set forth in this Article 2.

2.1 Actuarial Equivalent or Actuarially Equivalent shall have the same meaning as in the Pension Plan with respect to which the obligation to pay Retirement Income under this plan is determined, provided, however, that for purposes of determining the amount of benefit payable under this Plan to a Participant who retires prior to age 65, the early retirement reduction factors specified in Section 4.2(b) of this Plan shall apply.

2.2 Administrative Committee shall mean the committee appointed by the Board pursuant to and having the responsibilities specified in Section 8.1 of the Plan.

2.3 Affiliate shall mean a corporation of which the Company owns directly or indirectly 50% or more of the total combined voting power of all classes of stock entitled to vote in such corporation.

2.4 Annual Compensation Limit shall mean the limitation imposed by Section 401(a)(17) of the Code on a Participant’s annual compensation which may be taken into account for purposes of computing the Participant’s benefit under the Pension Plan.

2.5 Beneficiary shall mean the person or persons designated to receive any death benefits payable under this Plan. A Participant who has elected to receive a 10 or 20 Year Certain and Life Income Annuity shall have the right to change his Beneficiary at any time, whether before or after benefit commencement. A Participant who has elected a Joint and Survivor Annuity shall not have the right to change his Beneficiary except as provided in Section 4.5 hereof. In no event may the Beneficiary for a Joint and Survivor Annuity be changed after benefit commencement.

2.6 Board shall mean the Board of Directors of Torchmark Corporation.

2.7 Code shall mean the Internal Revenue Code of 1986, as now in effect or as amended from time to time. A reference to a specific provision of the Code shall include such provision and any applicable regulation pertaining thereto.

2.8 Deferred Retirement Date shall mean the Participant’s date of retirement if retirement occurs after the Normal Retirement Date.

2.9 Company shall mean Torchmark Corporation or any successor thereto by consolidation, merger, purchase, or otherwise.

2.10 Effective Date shall mean January 1, 2007.

2.11 Employee shall mean any individual who, under the usual common law rules applicable in determining the employer-employee relationship, has the status of an employee of the Employer.

2.12 Employer shall mean the Company, any predecessor of the Company and any Affiliate or former Affiliate of the Company which has been designated by the Board to participate in the Plan as long as such designation has become effective and continues to be in effect. The designation of an Affiliate currently in existence shall become effective only upon the acceptance of such designation and the adoption of this Plan by duly authorized action of such Affiliate. If the Affiliate by duly authorized action revokes its designation as an Employer, this Plan will be deemed terminated as to such Affiliate in accordance with Article 8 hereof unless such Affiliate agrees to continue the Plan or a plan providing comparable benefits for its Employees who are Participants in this Plan.

2.13 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision and any applicable regulation pertaining thereto.

2.14 Final Average Compensation shall mean the Participant’s Final Average Compensation as defined in the Pension Plan.

2.15 Joint and Survivor Annuity shall mean an Actuarially Equivalent annuity payable monthly during the lifetime of the Participant with either 50%, 66 2/3 % or 100% of such amount continuing after the Participant’s death for the lifetime of the Participant’s Beneficiary. A Participant may elect to add a period certain of either 10 or 20 years in which event no reduction in payments will be made for the longer of the 10 or 20 year period or the period during which both the Participant and the Beneficiary remain alive.

2.16 Normal Retirement Date shall mean the last day of the payroll period following or coincident with a Participant’s attainment of age 65.

2.17 Participant shall mean an Employee who is or becomes eligible to participate in the Plan pursuant to Article 3 of the Plan and any person receiving Retirement Income under this Plan.

2.18 Pension Plan shall mean The Torchmark Corporation Pension Plan, as restated effective January 1, 1997, and as amended from time to time in the future.

2.19 Plan shall mean the Torchmark Corporation Supplemental Executive Retirement Plan as set forth in its entirety in this document, and as this document may be amended from time to time in the future.

2.20 Plan Year shall mean the period beginning on January 1 and ending on December 31 of the same calendar year, both dates inclusive.

2.21 Retirement Income shall mean any amount payable to or in behalf of a Participant, as a result of his retirement, in accordance with the provisions of this Plan.

2.22 Section 415 Limit shall mean the limitation on benefits imposed by Section 415 of the Code.

2.23 Single Life Annuity shall mean an annuity payable monthly during the lifetime of the Participant, or in the case of the pre-retirement death benefit, during the lifetime of the Beneficiary, without provision of benefits for a period certain, and ending with the last payment due preceding his death.

2.24 Spouse shall mean the person who is lawfully married to the Participant on the date Retirement Income is to commence or on the date of the Participant’s death, if earlier.

2.25 10 or 20 Year Certain and Life Income Annuity shall mean an Actuarially Equivalent annuity payable monthly for the Participant’s lifetime, with the provision that if the Participant’s death occurs before the receipt of 120 or 240 monthly payments (as elected by the Participant), the remainder of such payments shall be paid to the Participant’s Beneficiary.

2.26 Trustee shall mean the person or entity appointed as the trustee of the Trust described in Article 10 hereof.

ARTICLE 3

PARTICIPATION

3.1 Eligibility Requirements. An Employee of an Employer who is participating in the Pension Plan shall become a Participant in this Plan when such Employee is designated by the Board (or a committee of the Board) as being eligible to participate in this Plan.

ARTICLE 4

BENEFITS

4.1 Commencement of Retirement Income. A Participant’s Retirement Income shall commence as of the last day of the payroll period following the date which is six (6) months after the date of the Participant’s separation from service. The initial benefit payment to the Participant will be an amount equal to six (6) times his monthly benefit as determined pursuant to Section 4.2 below.

4.2 Amount of Retirement Benefit. The monthly amount of a Participant’s Retirement Income under this Plan in the form of a Single Life Annuity will be determined in the following manner:

(a) Determine the annual benefit which would be payable to the Participant as a Single Life Annuity under Article III (but not including Sections 3.1.5 and 3.4 thereof) of the Pension Plan at the Participant’s Normal Retirement Date (or Deferred Retirement Date if the Participant is retiring after his Normal Retirement Date) without applying the Annual Compensation Limit and the Section 415 Limit, provided, however, that a Participant’s Final Average Compensation, for purposes of this calculation, will be limited to $1,000,000. The calculation made pursuant to this subsection (a) shall be made pursuant to said Article III (but not including Sections 3.1.5 and 3.4 thereof) for each Participant notwithstanding that the Participant may have his qualified retirement benefit determined under a different formula within the Pension Plan or a different qualified retirement plan. For purposes of this calculation, each Participant’s Compensation shall be the Participant’s Compensation as defined in Article I of the Pension Plan.

(b) If the Participant is under age 65 on his or her date of retirement, multiply this amount by the early retirement reduction factor shown below:

Age	Factor
55	15%
56	30%
57	45%
58	60%
59	75%
60	90%
61	92%
62	94%
63	96%
64	98%
65	100%

For purposes hereof, a Participant’s “age” will be determined by the Participant’s age on his birthday immediately preceding or coincident with his date of retirement.

(c) Subtract from this amount the annual benefit payable to the Participant as a Single Life Annuity under the Pension Plan at the Participant’s retirement date after applying the Annual Compensation Limit and the Section 415 Limit and after applying the applicable early retirement reduction factors contained in the Pension Plan. In the case of a Participant whose qualified retirement benefit is not calculated under the Pension Plan, or a Participant whose qualified retirement benefit is calculated only in part under the

Pension Plan (for example, a Participant who, for a part of his career, was covered under a qualified plan other than the Pension Plan), the amount determined under this subsection (c) shall be calculated as if the Participant were a participant in the Pension Plan for his entire career with his benefits being determined under the benefit formula contained in the Pension Plan which applied to the Participant for that part of his career in which he was a participant in the Pension Plan.

(d) Divide the result by twelve (12).

(e) The resulting amount, if any, is the monthly benefit payable under this Plan as a Single Life Annuity at the Participant’s benefit commencement date, as described in Section 4.1 above.

(f) A Participant who retires prior to age 55 or who has less than 10 full years of Vesting Service (as defined in the Pension Plan) will not be eligible for a benefit under this Plan.

(g) In the case of a Participant who, at retirement or other termination of employment, is entitled to receive benefits under the Torchmark Corporation Supplementary Retirement Plan, as established effective January 1, 1983, and as restated effective January 1, 1992 (the “Prior Plan”), which are greater than the benefits payable to the Participant under this Plan, such Participant shall receive such greater benefits instead of the benefits provided under this Plan. Otherwise, the benefits provided under this Plan are in lieu of the benefits payable under the Prior Plan, and no Participant shall be eligible to receive benefits from both the Prior Plan and this Plan.

4.3 Normal Form of Payment of Retirement Income. The normal form of payment of Retirement Income under this Plan shall be a Single Life Annuity unless the Participant elects an optional form of payment as provided in Section 4.4 below.

4.4 Election of Optional Form of Payment of Retirement Income. Instead of the normal form of payment of Retirement Income described in Section 4.3 above, the Participant may elect to receive his benefits in the form of a Joint and Survivor Annuity or a 10 or 20 Year Certain and Life Income Annuity. Such election must be made no later than the thirtieth (30th) day after the date on which the

Participant is designated as being eligible to participate in this Plan. The Joint and Survivor Annuity or the 10 or 20 Year Certain and Life Income Annuity shall be the Actuarial Equivalent of the Single Life Annuity.

4.5 Modifications to Election. A Participant’s election of an optional form of benefit, or failure to elect an optional form upon initial eligibility shall not be subject to later change or modification except in accordance with the following:

(a) If the Participant elected a Joint and Survivor Annuity and subsequent to such election, but prior to benefit commencement, the Participant’s Beneficiary shall die or the Participant and the Beneficiary shall be divorced, then, at any time prior to benefit commencment, the Participant shall have the right to designate a new Beneficiary or to change his optional form to a Single Life Annuity or a 10 or 20 Year Certain and Life Income Annuity. Absent an affirmative change by the Participant, the Participant’s benefit shall revert to a Single Life Annuity.

(b) If the Participant elected a Single Life Annuity, and subsequent to such election, but prior to benefit commencement, the Participant shall marry or remarry, then, at any time prior to benefit commencement, the Participant shall have the right to change his election to a Joint and Survivor Annuity or a 10 or 20 Year Certain and Life Income Annuity, but only if the Beneficiary of such optional form of benefit is the Participant’s new spouse.

ARTICLE 5

DEATH BENEFIT

5.1 Eligibility for Pre-Retirement Death Benefit. A pre-retirement death benefit shall be payable under the Plan in the event of a death of a Participant after his attainment of age 55, but prior to the commencement of his Retirement Income under this Plan, if, on the date of death, the Participant was either actively employed by the Employer or Disabled. No death benefit shall be payable if the Participant dies prior to his attainment of age 55.

5.2 Amount of Pre-Retirement Death Benefit. The pre-retirement death benefit will be the Actuarial Equivalent of the Retirement Benefit that the Participant would have received in the form of a Single Life Annuity had the Participant retired on the day immediately preceding his date of death.

5.3 Form of Pre-Retirement Death Benefit. The pre-retirement death benefit shall be payable to the Beneficiary of the deceased Participant in the form of an Actuarially Equivalent Single Life Annuity, or if there is no designated Beneficiary, to the Participant’s estate in a single lump sum.

ARTICLE 6

DISABILITY

6.1 Disabled Participant. If a Participant becomes Disabled while actively employed on or after his attainment of age 55, but prior to benefit commencement, such Participant shall be entitled to receive benefits under the Plan following his attainment of the Normal Retirement Date, provided that he is not actively employed by the Employer on such date. Such Participant’s benefit will be calculated and paid in the manner described in Article 4 hereof, provided, however, that if such Participant shall have recovered from his Disability prior to attaining his Normal Retirement Date and shall not have returned to active employment, the early retirement reduction factor which is described in Section 4.2(b) hereof shall be applied based on the age of the Participant when he recovered from the Disability.

6.2 Definition of Disability or Disabled. A Participant shall be considered disabled if the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

ARTICLE 7

FIDUCIARIES

7.1 Named Fiduciaries. The Named Fiduciaries, who shall have authority to control and manage operation and administration of the Plan, are as follows:

(a) the Company, which shall have the sole right to appoint and remove from office the members of the Administrative Committee, and to amend or terminate the Plan; and

(b) the Administrative Committee, which shall have the authority and duties specified in Article VII hereof.

7.2 Employment of Advisers. A “named fiduciary” with respect to the Plan (as defined in ERISA § 402(a)(2)) and any “fiduciary” (as defined in ERISA § 3(21)) appointed by such a “named fiduciary”, may employ one or more persons to render advice with regard to any responsibility of such “named fiduciary” or “fiduciary” under the Plan.

7.3 Multiple Fiduciary Capacities. Any “named fiduciary” with respect to the Plan (as defined in ERISA § 402(a)(2)) and any other “fiduciary” (as defined in ERISA § 3(21)) with respect to the Plan may serve in more than one fiduciary capacity.

7.4 Reliance. Any fiduciary with respect to the Plan may rely upon any direction, information or action of any other fiduciary, acting within the scope of its responsibilities under the Plan, as being proper under the Plan.

7.5 Scope of Authority and Responsibility. Each fiduciary shall have only the authority and duties as are specifically given to it under this Plan, shall be responsible for the proper exercise of its own authorities and duties, and shall not be responsible for any act or failure to act of any other fiduciary.

ARTICLE 8

ADMINISTRATIVE COMMITTEE

8.1 Appointment and Removal of Administrative Committee. The administration of the Plan shall be vested in an Administrative Committee of at least three (3) persons who shall be appointed by the Board, and may include persons who are not Participants in the Plan. A person appointed a member of the Committee shall signify his acceptance in writing. The Board may remove or replace any member of the Committee at any time in its sole discretion; and any Committee member may resign by delivering his written resignation to the Board, which resignation shall become effective upon its delivery or at any later date specified therein. If at any time there shall be a vacancy in the membership of the Committee, the remaining member or members of the Committee shall continue to act until such vacancy is filled by action of the Board.

8.2 Officers of Administrative Committee. The Committee shall appoint from among its members a chairman, and shall appoint as secretary a person who may be, but need not be, a member of the Committee or a Participant in the Plan.

8.3 Action by Administrative Committee. The Committee shall hold meetings upon such notice, at such place or places, and at such times as its members may from time to time determine. A majority of its members at the time in office shall constitute a quorum for the transaction of business. All actions taken by the Committee at any meeting shall be by vote of the majority of its members present at such meeting, except that the Committee also may act without a meeting by a consent signed by a majority of its members. Any member of the Committee who is a Participant in the Plan shall not vote on any question relating exclusively to himself.

8.4 Rules and Regulations. Subject to the terms of the Plan, the Committee may from time to time adopt such rules and regulations as it shall deem appropriate for the administration of the Plan and for the conduct and transaction of its business and affairs.

8.5 Powers. The Committee shall have such powers as may be necessary to discharge its duties under the Plan, including the power:

(a) to interpret and construe the Plan in its discretion, to determine all questions with regard to employment, eligibility, credited service, compensation, Retirement Income, and such factual matters as date of birth and marital status, and similarly related matters for the purpose of the plan. The Committee’s determination of all questions arising under the Plan shall be conclusive upon all Participants, the Board, the Company, Employers, and other interested parties;

(b) to prescribe procedures to be followed by Participants and beneficiaries filing applications for benefits;

(c) to prepare and distribute to Participants information explaining the Plan; and

(d) to appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable, including legal, accounting and actuarial counsel.

8.6 Information from Participants. Each Participant shall be required to furnish to the Committee, in the form prescribed by it, such personal data, affidavits, authorizations to obtain information, and other information as the Committee may deem appropriate for the proper administration of the Plan.

8.7 Authority to Act. The Committee may authorize one or more of its members, officers, or agents to sign on its behalf any of its instructions, directions, notifications, or communications to the Employers, and the Employers may conclusively rely thereon and on the information contained therein.

8.8 Liability for Acts. The members of the Committee shall be entitled to rely upon all valuations, certificates and reports furnished by any actuary or accountant selected by the Committee and upon all opinions given by any legal counsel selected by the Committee, and the members of the Committee shall be fully protected with respect to any action taken or suffered by their having relied in good faith upon such actuary, accountant or counsel and all action so taken or suffered shall be conclusive upon each of them and upon all Participants and their beneficiaries. No member of the Committee shall incur any liability for anything done or omitted by him except only liability for his own willful misconduct.

8.9 Compensation and Expenses. Unless authorized by the Board, a member or officer of the Committee shall not be compensated for his service in such capacity, but shall be reimbursed for reasonable expenses incident to the performance of such duty.

8.10 Indemnity. The Company shall indemnify the members of the Committee and any of their agents acting in behalf of the Plan against any and all liabilities or expenses, including all legal fees related thereto, to which they may be subjected as members of the Committee by reason of any act or failure to act which constitutes a breach or an alleged breach of fiduciary responsibility under ERISA or otherwise, except that due to a person’s willful misconduct.

8.11 Denied Claims. If any application for payment of a benefit under the Plan shall be denied, the Committee shall with the denial write the claimant setting forth the specific reasons for the denial and explaining the Plan’s claim review procedure. If a claimant whose claim has been denied wishes further consideration of his claim, he may request the Committee to review his claim in a written statement of the claimant’s position filed with the Committee no later than 60 days after the claimant receives such denial. The Committee shall make a full review of the claim and the denial, giving the claimant written notice of its decision within the next 60 days. Due to special circumstances, if no decision has been made within the first 60 days and notice of the need for additional time has been furnished within such period, the decision may be made within the following 60 days. A claimant shall be required to exhaust the administrative remedies provided by this Section 8.11 prior to seeking any other form of relief.

ARTICLE 9

PLAN AMENDMENT OR TERMINATION

9.1 Right to Amend. The Company shall have the right at any time to amend the Plan, which amendment shall be evidenced by an instrument in writing signed by an authorized officer of the Company, effective retroactively or otherwise. No such amendment shall have the effect specified in Section 9.2.

9.2 Restrictions on Amendment. No amendment of the Plan may be made which shall deprive any Participant, Beneficiary or contingent annuitant of any part of his accrued Normal Retirement Benefit under this Plan which had accrued at the time of such amendment.

9.3 Right of the Company to Terminate Plan. The Company intends and expects that from year to year it will be able to and will deem it advisable to continue this Plan in effect. The Board reserves the right, however, to terminate the Plan at any time which termination shall be evidenced by an instrument in writing delivered to the Administrative Committee and each other Employer. Upon termination or partial termination of this Plan, the benefits of Participants affected thereby shall become fully vested and non-forfeitable.

ARTICLE 10

RABBI TRUST

10.1 Rabbi Trust. The Company will set aside amounts to provide for the payment of benefits under the Plan in a “Rabbi” trust (the “Trust”). The Trust shall not, at any time, hold assets which are located outside of the United States, except, however, that this restriction shall not apply to assets located in a foreign jurisdiction if substantially all of the services to which the benefits hereunder relate are performed in such jurisdiction.

10.2 Contributions. The Company will make annual contributions to the trust in an amount sufficient to enable the trust to satisfy the projected benefit obligations of the Plan as determined by the Plan’s actuary within ninety (90) days of receiving the actuarial report.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1 General. The Plan shall be administered in compliance with Code § 409A, the regulations issued thereunder and guidance related thereto. The elections provided under this Plan are intended to comply with the transitional relief provided in Notice 2005-1 and the extension thereof provided in the preamble to the proposed regulations issued under Code § 409A.

11.2 No Assignment of Benefit. No benefit under the Plan, nor any other interest hereunder of any Participant, beneficiary of contingent annuitant, shall be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind, and the Administrative Committee shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute or anticipate the same, except to the extent required by law.

11.3 No Implied Rights to Employment. Neither this Plan, nor the payment of any benefits pursuant to the Plan shall be construed to create any obligation upon the Employer to continue the Plan or to give any present or future employee any right to continued employment.

11.4 Employee’s Rights. Benefits payable under this Plan shall be general, unsecured obligations of the Employer to be paid by the Employer from its own funds and such payments shall not impose any obligation upon or be paid for or in any way affect the payment of benefits from the Trust Fund under any Pension Plan. No Participant, his spouse or his beneficiary or beneficiaries shall have any title to or beneficial ownership in any assets which the Employer may earmark to pay benefits hereunder.

11.5 Nature of Plan. The adoption of this Plan and the setting aside of any amounts by the Employer with which to discharge obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain in the Employer; and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Employer, present and future. This provision shall neither require nor prohibit the setting aside of any funds.

11.6 Employment with More than One Company. If any Participant shall be entitled to benefits under any Pension Plan on account of service with more than one Employer, the obligations under this Plan shall be apportioned among such Employers on the basis of service with each.

11.7 Payment of Benefits.

(a) If the total present value of monthly payments of Retirement Income to any person would amount to less than $10,000, the Administrative Committee shall direct the Employer or the Trustee to pay such person the then present value of such Retirement Income in one sum.

(b) Payment of any benefit for the lifetime of a person shall cease with the last payment due on or before the date of his death.

(c) If the Administrative Committee determines that a person entitled to receive any benefit payment is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Administrative Committee may direct the Employer to make payments to his legal representative or to a relative or other person for his benefit, or to apply the payment for the benefit of such person in such manner as the Administrative Committee considers advisable. Any payment of a benefit in accordance with the provisions of this subsection shall be a complete discharge of any liability to make such payment.

11.8 Effectuation of Intent. In the event it should become impossible for the Company or the Administrative Committee to perform any act required by the Plan, the Company or Administrative Committee may perform such other act as it in good faith determines will most nearly carry out the intent and purpose of the Plan.

11.9 Headings. The headings of Articles and Sections of this Plan are for convenience of reference only, and in case of conflict between any such headings and the text of this Plan, the text shall govern.

11.10 Copy of Plan. An executed copy of the Plan shall be available for inspection by any Participant or other person entitled to benefits under the Plan at reasonable times at the office of the Employer.

11.11 Rules of Construction. Masculine pronouns used herein shall refer to men or women or both and nouns and pronouns when stated in the singular shall include the plural and when stated in the plural shall include the singular, wherever appropriate.

11.12 Governing Law. Except as otherwise required by law, the Plan and all matters arising thereunder shall be governed by the laws of the State of Delaware.

11.13 Severability. If any provision of this Plan is held invalid, the invalidity shall not affect other provisions of the Plan which can be given effect without the invalid provision, and to this end the provisions of this Plan shall be severable.

11.14 Expense of Administration. The reasonable expenses incident to the operation of the Plan shall be paid by the Company and each Employer, each paying the proportion of such expenses that the total of its obligations under the Plan bears to the total of all obligations under the Plan.

11.15 Successors. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and each Participant and his heirs, executors, Administrative Committees and legal representatives.

IN WITNESS WHEREOF, TORCHMARK CORPORATION has caused this Plan to be adopted, effective as of January 1, 2007.

TORCHMARK CORPORATION

By

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